Exhibit 99.1

PRESS RELEASE

Euronet Announces Appointment

of Brad Sprong to Its Board of Directors

LEAWOOD, Kan. (December 6, 2024) – Euronet (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, today announced the appointment of Brad Sprong to the Euronet Board of Directors effective December 4, 2024. His appointment increases the size of the board from 10 to 11 members.

“On behalf of the Board of Directors, I am very pleased to announce the appointment of Brad Sprong to our board,” said Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “His extensive financial experience will supplement and expand the skill sets of our current directors and provide valuable insight and guidance for our company’s future, as well as complement our commitment to board refreshment.”

Mr. Sprong recently retired from a 38-year-long career at KPMG, where he most recently served as Managing Partner, National Private Enterprise division. During his time with KPMG, Mr. Sprong guided many of the firm’s clients across a variety of industries through various transformations, regulatory changes, turnarounds and periods of rapid growth. Mr. Sprong holds a Bachelor of Science degree from William Jewell College in Liberty, Missouri.

Euronet Global Headquarters 11400 Tomahawk Creek Parkway • Suite 300 • Leawood, KS • USA T: +1-913-327-4200 • F: +1-913-327-4120 • W: www.euronetworldwide.com

About Euronet

Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit processing, ATMs, point-of-sale services, branded payments, currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payment network that includes 55,292 installed ATMs, approximately 949,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 67 countries; card software solutions; a prepaid processing network of approximately 766,000 POS terminals at approximately 348,000 retailer locations in 64 countries; and a global money transfer network of approximately 595,000 locations serving 198 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the company’s website at www.euronetworldwide.com.

Euronet Contact

Stephanie Taylor

Director of Financial Planning and Investor Relations

+1-913-327-4200

Euronet Global Headquarters T: +1-913-327-4200 • F: +1-913-327-4120 W: www.euronetworldwide.com